UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Pioneer Natural Resources Company
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This proxy statement supplement, dated May 10, 2016, supplements the definitive proxy statement (the “Proxy Statement”) of Pioneer Natural Resources Company (“Pioneer” or the “Company”) filed with the Securities and Exchange Commission on April 7, 2016 relating to the Annual Meeting of Stockholders of the Company to be held at 5205 North O’Connor Boulevard, Suite 250, Irving, Texas 75039, on Thursday, May 19, 2016, at 9:00 a.m. Central Time. Capitalized terms used in this supplement without definition have the meanings ascribed to them in the Proxy Statement.

PIONEER NATURAL RESOURCES COMPANY
5205 North O’Connor Boulevard, Suite 200
Irving, Texas 75039
Supplement to Definitive Proxy Statement Relating to 2016 Annual Meeting of Stockholders
Dear Pioneer Stockholders:
The purpose of this supplement to ask for your support by voting in accordance with the recommendations of Pioneer’s Board of Directors (the “Board”) on all of the proposals included in its Proxy Statement, which is available at www.cstproxy.com/pioneer/2016.
In particular, the Board is requesting your support on Proposal 3 - the annual advisory vote on executive officer compensation (referred to as the “Say-on-Pay Proposal”).
Two proxy advisory firms, Institutional Shareholder Services, Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”), have recommended that stockholders vote against our Say-on-Pay Proposal. Pioneer strongly believes its executive compensation program is in the best interests of the Company’s stockholders, and asks that you support the Say-on-Pay Proposal for the reasons set forth in this Supplement.

Executive Summary
● Pioneer has a well-established track record of rigorous and performance-based compensation programs:

m The Company’s 2015 executive compensation outcomes are consistent with the program’s performance-driven outcomes over the last several years, which have been strongly supported by its stockholders - at least 97.7% of votes cast were voted in favor of the Company’s say-on-pay proposal in each of the last three years.

m For 2015, the executive compensation program included discretionary cash bonuses for the Company’s Chief Executive Officer (“CEO”) and other named executive officers (“NEOs”) to recognize Pioneer’s strong performance, which represented less than 11% of total 2015 compensation for the Company’s CEO and less than 13% for the other NEOs as a group.

● The firms’ negative recommendations are primarily based on the Company’s having paid these discretionary bonuses for 2015:

m ISS, itself, recognizes that the total 2015 compensation for Pioneer's CEO was reasonable relative to its performance and to that of the Company's peers. Glass Lewis stated that the Company has adequately aligned executive pay and corporate performance, and it did not identify pay-for-performance issues that should be of substantial concern to stockholders.

m Both advisory firms recognized that Pioneer performed better than its peers.

● The Compensation Committee approved discretionary cash bonuses for the CEO and other NEOs because, under management’s leadership, the Company delivered strong overall performance results for 2015, including with respect to important strategic, operational and financial goals established at the beginning of the year, despite dramatic reductions in commodity prices.

m In order to qualify the Company's structured annual cash bonus incentive program for tax-deductibility under Section 162(m) of the Internal Revenue Code, the Compensation Committee establishes a baseline performance hurdle to act as a condition to payout, which for 2015 was the achievement of net cash from operating activities of over $1.4 billion. The Company achieved actual net cash from operating activities of $1.2 billion, despite the steep decline in commodity prices during 2015 - the price of oil declined by 49%, NGLs by 51% and gas by 41% - and thus no payment could be made under this structured program.

m Given the Company’s achievements during 2015, the Compensation Committee believed that a zero payout of bonus was not warranted and approved a separate discretionary bonus pool for the NEOs. In fact, the Company more than exceeded its operational goals for the main drivers of the Company’s net cash flow - namely, production growth and cost reduction.

m The CEO's 2015 bonus was paid at 110% of target, down from 140% in 2014 and 150% in 2013.

● Among the specific areas of performance that led to the Compensation Committee’s decision to award the discretionary bonuses were:

m The Company increased its average production 12% compared to 2014 and realized a 24% reduction in base lease operating expenses during the fourth quarter of 2015 as compared to the fourth quarter in 2014.

m This strong performance was delivered despite a reduction in the Company’s average Spraberry/Wolfcamp horizontal rig count from 27 rigs in 2014 to 14 rigs in 2015. Pioneer prudently reduced the rig count to preserve capital in response to the almost 50% drop in the average price of oil between 2014 and 2015.

m Despite this achievement in growth and the reduction in commodities prices, the Company maintained a strong balance sheet; at March 31, 2016, the Company had cash on hand of $1.6 billion, short-term investments of $893 million and long-term investments of $21 million, and no borrowings outstanding under its credit agreement.

● Pioneer’s stock price performance over the last five years has been among the best of its peers. Pioneer’s stock was the second best performing stock in its 12-company E&P peer group during 2015 and has been the second best performing E&P stock in the Standard & Poor’s 500 over the past five years.

● The payment of the bonuses for 2015 did not insulate the Company’s NEOs from a decrease in the Company’s stock price. The following chart demonstrates the strong historical alignment between the annual bonus paid to Pioneer’s CEO and the Company’s performance, based on the Company’s closing stock price at the end of each year indicated.

Bonus Payout (Payout %)
Year End Stock Price
$106.59
$184.07
$148.85
$125.38
$1,434,000 (150%)
$2,390,000 (250%)
$1,801,800 (140%)
$1,415,700 (110%)
2012
2013
2014
2015

 Pioneer has a well-established track record of rigorous and performance-based compensation programs aligning pay and performance, which have been broadly supported by stockholders

● Compensation Committee - composed entirely of independent directors

● Independent compensation consultant, Meridian Compensation Partners LLC - engaged by the Compensation
     Committee and independent of management

The Company’s executive compensation program has been strongly supported by the Company’s stockholders, with at least 97.7% of votes cast being voted in favor of the Company’s say-on-pay proposal in each of the last three years. The Company believes that the 2015 compensation program was well aligned with performance, and, in substance, was administered in a manner consistent with prior years, and therefore deserves the continued support of its stockholders.

The proxy advisory firms’ negative recommendations were driven primarily by one component of the executive compensation program, the annual bonus, that represented less than 11% of the CEO’s 2015 compensation, rather than the outcomes of the overall program, putting form over substance

● ISS recognized that the total 2015 compensation for Pioneer’s CEO was reasonable relative to the Company’s performance and to that of its peers.

● Glass Lewis stated that the Company has adequately aligned executive pay and corporate performance.

Each year, the Compensation Committee works with senior management to establish operational, financial and strategic goals to evaluate and guide performance. In addition, in order to qualify the Company's structured annual cash bonus incentive program for tax-deductibility under Section 162(m) of the Internal Revenue Code, the Compensation Committee establishes a baseline performance hurdle to act as a condition to payout, which for 2015 was the achievement of net cash from operating activities of over $1.4 billion. Under this design, if the performance hurdle is achieved, the program automatically would permit a payout at the maximum bonus level of 250% of target for each NEO, to be reduced by the Committee based on its assessment of performance, which would include the broader range of operational, financial and strategic goals.

The 2015 baseline performance hurdle was the achievement of net cash from operating activities of over $1.4 billion. The Company’s actual net cash from operating activities was $1.2 billion, or 86% of the threshold. The Company achieved this level of cash flow despite the steep decline in commodity prices during 2015 - the price of oil declined by 49%, NGLs by 51% and gas by 41%. However, no payment could be made under the original structured program.

Given the Company’s achievements during 2015, the Compensation Committee believed that a zero payout of bonus was not warranted and approved a separate discretionary bonus pool for the NEOs, even though such payments would not qualify for tax deductibility as performance based compensation under Section 162(m). The Compensation Committee believed that the failure to achieve the cash flow hurdle was the result of the very unexpected steep decline in commodity prices during 2015 caused by circumstances over which management had no control. In fact, the Company more than exceeded its operational goals for the main drivers of the Company’s net cash flow - namely, production growth and cost reduction.

Primarily because the Compensation Committee approved these discretionary cash bonuses, ISS and Glass Lewis have recommended that stockholders vote against Pioneer’s entire executive compensation program. ISS, itself, recognizes that the total 2015 compensation for Pioneer’s CEO was reasonable relative to its performance and to that of the Company’s peers. Glass Lewis stated that the Company has adequately aligned executive pay and corporate performance, that it did not identify pay-for-performance issues that should be of substantial concern to stockholders, and recognized that the Company’s performance was better than its peers. Pioneer believes that ISS, particularly, misunderstands the function of the baseline performance hurdle. The achievement of the baseline performance hurdle would not have established a bonus amount. Since the Company first implemented the structured cash bonus incentive plan, the baseline performance hurdle has been used solely to determine whether a payout was permitted under the program so as to permit tax deductibility for purposes of Section 162(m). The final amount of payout has always been driven by the Committee’s assessment of performance in areas other than net operating cash flow. Instead, the Compensation Committee established goals for the important performance factors that drive stockholder value, including production, cost reduction, and debt levels, which were achieved at above target level for 2015.

Pioneer has been an industry leader in performance-based compensation

Even with the very high level of support for the Company’s executive compensation program consistently shown by the Company’s stockholders, the Compensation Committee has frequently demonstrated its responsiveness to investor feedback and its dedication to strong corporate governance practices in the executive compensation context:

•
Pioneer has been an industry leader in performance-based compensation, and was an early adopter of performance-based long-term equity compensation awards. The Compensation Committee began incorporating performance units into its compensation program in 2007, starting at 25% of the total long term incentive award value at the time of grant.

•	In 2012, the Company removed excise tax gross ups from the executive officers’ change in control agreements and adopted a clawback policy.

•
In 2013, the Committee ceased granting stock options, and replaced the stock option component of its long-term equity compensation program with an additional allocation to performance units, raising this feature to 50% of total long term incentive value.

•
In 2014, the Committee modified the annual cash bonus incentive program to adopt a more structured approach for the Company’s assessment of performance in determining final payout amounts, reducing the number of goals and more narrowly focusing the goals to those most critical to the overall strategy of the Company, each with an assigned weighting.

The Compensation Committee has long followed a disciplined process of establishing at the beginning of each year key performance and strategic goals, focused on the matters considered to be critical to positioning the Company for success, and financial and operating performance goals intended to support the execution of the Company’s business plans. This has proven over time to effectively align management incentives and Company strategy to create stockholder value.

In 2015, Pioneer delivered strong performance despite dramatic reductions in commodities prices

For the reasons set forth in the Proxy Statement, some of which are set out below, the Compensation Committee believed that a zero dollar bonus amount was not warranted, given the steep decline in commodity prices during 2015 to an extent that was not expected by the industry, and which was caused by circumstances over which management had no control. Thus, the Committee approved a discretionary bonus pool, separate and apart from the structured annual cash bonus incentive program. The Committee believed that the following achievements merited recognition, among others:

•	increasing average production 12% compared to 2014;

•	realizing a 24% reduction in base lease operating expenses during the fourth quarter of 2015 as compared to the fourth quarter in 2014;

•
maintaining a strong balance sheet; at March 31, 2016, the Company had cash on hand of $1.6 billion, short-term investments of $893 million and long-term investments of $21 million, and no borrowings outstanding under its credit agreement; and

•	working proactively with the United States Congress and the administration to have legislation approved that resulted in the lifting of the 40-year old ban on U.S. oil exports.

Pioneer’s stock price performance over the last five years has been among the best of its peers

The Company believes that its performance has been recognized by its stockholders.

Pioneer’s stock was the second best performing stock in its 12-company E&P peer group during 2015 and has been the second best performing E&P stock in the Standard & Poor’s 500 over the past five years.

The Compensation Committee remains committed to good corporate governance over executive compensation and to “pay-for-performance”

The Compensation Committee takes seriously its commitment to pay for performance, and is committed to good corporate governance over executive compensation.

Further, payment of the discretionary bonuses for 2015 did not insulate the Company’s NEOs from changes in the Company’s stock price because the majority of their total compensation for each year remains equity-based. ISS criticizes the Company for holding the targeted dollar amount of the long-term incentive equity awards constant in 2015 when the stock price had declined, impliedly accusing the Compensation Committee of awarding the executives a windfall when the stock price recovers, ignoring the fact that the philosophy does not change when the Company’s stock price is high, or that any value will not be realized for three years and that value will be aligned with value realized by the Company’s stockholders.

Pioneer strongly believes its executive compensation program is in the best interests of the Company’s stockholders and that the support of our stockholders for its say-on-pay proposals in every prior year supports this belief. Pioneer encourages you to vote “FOR” Proposal 3 - the Say-on-Pay Proposal.

By Order of the Compensation Committee of the Board of Directors,

Thomas J. Murphy
Corporate Secretary